Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 19, 2018

Registration Statement No. 333-207859-10

$1.24+BN GM Financial Automobile Leasing Trust 2018-2 (GMALT 2018-2)

JOINT LEADS: Barclays (str), Citi, Mizuho, SMBC

CO-MANAGERS: Credit Ag, Goldman Sachs, Lloyds, NatWest, Wells Fargo Selling Group: Williams

CL	AMT(MM)	WAL	S&P/F	P WIN	L FNL	BMK+SPD	YIELD	CPN	PRICE
A-1	$177.00	0.27	A-1+/F1+	1-7	06/19	IntL +3	2.37343	2.37343	100.00000
A-2A	$360.00	1.05	AAA/AAA	7-17	07/20	EDSF +22	2.849	2.83	99.99774
A-2B	$75.00	1.05	AAA/AAA	7-17	07/20	1ML +22		L+22	100.00000
A-3	$399.00	1.76	AAA/AAA	17-26	06/21	EDSF +30	3.083	3.06	99.99426
A-4	$79.83	2.19	AAA/AAA	26-27	04/22	IS +37	3.184	3.16	99.99356
B	$49.06	2.29	AA+/AA	27-28	04/22	IS +52	3.341	3.31	99.98246
C	$52.47	2.37	A+/A	28-29	04/22	IS +70	3.527	3.50	99.99699
D	$49.73	2.46	A-/BBB	29-30	09/22	IS

BBERG TICKER	: GMALT 2018-2	OFFERING TYPE	: SEC-Reg
EXPECTED PXG	: PRICED	EXPECTED RTGS	: S&P/Fitch
EXPECTED SETTLE	: 06/27/18	PRICING SPEED	:100% PPC
FIRST PAY DATE	: 07/20/18	ERISA ELIGIBLE	: YES
BILL & DELIVER	: BARCLAYS	MIN DENOMS	: $1K x $1K

Available Information:

* Attached:	Prelim Prosp , Ratings FWP, CDI
* Intex/CDI:	bcggmalt_2018-2_preprice
PWD:	U6UU
* DealRoadshow:	www.dealroadshow.com
PWD:	GMALT20182

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.